UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: September 4, 2007
EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-14365 (Commission File Number)	76-0568816 (I.R.S. Employer Identification No.)
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (713) 420-2600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure.
     On September 4, 2007, Doug Foshee, our President and Chief Executive Officer, will make a presentation at the Lehman Brothers CEO Energy/Power Conference in New York City. In his presentation, Mr. Foshee will provide an update concerning our net operating loss carry forward for taxes, or NOL. The new estimate of $2.4 billion is for year-end 2007. This new estimate is significantly greater than our prior estimate of a $1 billion NOL that was provided at the time of the sale of ANR Pipeline Company and its related assets. The increase in the NOL is primarily attributable to several factors, including the filing of our 2006 federal tax return; the carryover of capital losses from the sale of certain power assets that offset the gain on the sale of ANR and its related assets; our intent to expense intangible drilling costs for our production segment that are expected to be incurred in 2007; and updating our NOL position since the sale of ANR and its related assets. These projected increases are offset by the expected gain on the proposed initial public offering of our master limited partnership that is scheduled for the 4th quarter of 2007. A copy of our press release announcing the presentation is attached as Exhibit 99.A and a copy the presentation is attached as Exhibit 99.B.
Item 9.01     Financial Statements and Exhibits.
          (d) Exhibits.

Exhibit
Number	Description

99.A	Press Release dated August 31, 2007.
99.B	Slide Presentation dated September 4, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION
By:	/s/ John R. Sult
John R. Sult
Senior Vice President and Controller (Principal Accounting Officer)

Date: September 4, 2007

EXHIBIT INDEX

Exhibit
Number	Description

99.A	Press Release dated August 31, 2007
99.B	Slide Presentation dated September 4, 2007.